[Morgan Stanley Letterhead]



                                 March 12, 1996



Morgan Stanley Group Inc.
1585 Broadway
New York, New York  10036

Ladies and Gentlemen:

                  You have requested me, as Assistant Secretary and Counsel of Morgan Stanley Group Inc. (the "Company"), to render my opinion in connection with the preparation and filing of a registration statement on Form S-3 (as may be amended or supplemented from time to time, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the following securities (collectively, the "Securities"): (i) debt securities ("Debt Securities"), (ii) warrants to purchase Debt Securities ("Debt Warrants"), (iii) shares of the Company's preferred stock, without par value ("Preferred Stock"), to be issued from time to time in one or more series and (iv) an indeterminate number of depositary shares representing fractional interests in shares of the Preferred Stock (the "Depositary Shares").

                  The Debt Securities are to be issued from time to time as either senior indebtedness of the Company under an indenture dated as of April 15, 1989, as supplemented by a First Supplemental Senior Indenture dated as of May 15, 1991, between the Company and Chemical Bank, as trustee, or as subordinated indebtedness of the Company under an indenture dated as of April 15, 1989, as supplemented by a First Supplemental Subordinated Indenture dated as of May 15, 1991, between the Company and The First National Bank of Chicago, as trustee (collectively, as so supplemented, the "Indentures"). The Debt Warrants, if any, will be issued under a debt warrant agreement to be entered into between the Company and a debt warrant agent (the "Debt Warrant Agreement"). Depositary Shares representing fractional interests in shares of Preferred Stock will be issued under a preferred stock deposit agreement to be entered into among the Company, The Bank of New York, as depositary, and the holders from time to time of depositary receipts issued thereunder (the "Deposit Agreement"). The forms of the Indentures, the Debt Warrant Agreement, the Deposit Agreement and the Securities are filed or incorporated by reference as exhibits to the Registration Statement.

                  I am familiar with the restated certificate of incorporation and the by-laws, as amended to date, of the Company and have examined the originals, or copies of such corporate records of the Company, statutes and other instruments and documents as I have deemed necessary as a basis for the opinions expressed in this letter. In addition, I am, or someone under my supervision is, familiar with the forms of the Indentures, the Debt Warrant Agreement, the Deposit Agreement and the Securities.


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                                        2

                  Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

                  (i) the Indentures, the Debt Warrant Agreement, the Deposit Agreement and the Securities have been duly authorized by the Company;

                  (ii) when the Debt Warrant Agreement has been duly executed and delivered by the Company and the Debt Securities and Debt Warrants have been duly executed and issued in accordance with the provisions of the applicable Indenture and the Debt Warrant Agreement, respectively, and duly paid for by the purchasers thereof in the manner and on the terms described in the Registration Statement (after it is declared effective), all required corporate action will have been taken with respect to the issuance and sale of the Debt Securities and the Debt Warrants and such Securities will have been validly issued and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms; and

                  (iii) when the shares of Preferred Stock and, if applicable, the Depositary Shares have been duly issued and paid for by the purchasers thereof in the manner and on the terms described in the Registration Statement (after it is declared effective), such shares of Preferred Stock will be duly and validly issued, fully paid and nonassessable and, if applicable, such Depositary Shares will represent legal and valid interests in the corresponding shares of Preferred Stock.

                  I am admitted to practice  only in the State of New York.  The opinions set forth herein are limited to matters of the laws of the State of New York and the General Corporation Law of the State of Delaware. Any opinion expressed herein as to enforceability is qualified in that such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium and other similar laws affecting creditors' rights generally, and is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me appearing under the caption "Legal Matters" in the related Prospectus.

                                                 Very truly yours,

                                                 /s/ Ralph L. Pellecchio

                                                 Ralph L. Pellecchio
                                                 Assistant Secretary and Counsel